As filed with the Securities and Exchange Commission on June 24, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LOUDCLOUD, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3340178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

599 N. Mathilda Avenue
Sunnyvale, CA 94085
(408) 744-7300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Benjamin A. Horowitz
President and Chief Executive Officer
Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
(408) 744-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Ferguson
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
(650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value .001 per share	2,046,385 shares	$1.22	$2,496,590	$230

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the closing price for Loudcloud Common Stock on June 21, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 24, 2002

2,046,385 Shares

LOUDCLOUD, INC.

Common Stock

All of the shares of common stock offered by this prospectus are being sold by the selling stockholder. Loudcloud, Inc. will not receive any of the proceeds from the sale of these shares.

Our shares are listed for trading on The Nasdaq Stock Market’s National Market under the symbol “LDCL”. On June 21, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $1.22.

Investing in our common stock involves risks. See “ Risk Factors” starting on page 3.

We originally issued all of the shares offered by this prospectus pursuant to an Option Agreement with Morgan Stanley & Co. Incorporated dated June 12, 2002 as part of the price we paid for the repurchase of our 13% Senior Discount Notes due 2005, and we are registering the shares pursuant to that agreement.

The selling stockholder may sell all or a portion of the shares from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at prices otherwise negotiated. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2002.

You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

LOUDCLOUD, INC.

Loudcloud, Inc. (the “Company”) is a provider of managed Internet services for corporations and governmental agencies that operate mission-critical Internet applications. Our principal executive offices are located at 599 N. Mathilda Avenue, Sunnyvale, CA 94085 and our telephone number is (408) 744-7300. References to Loudcloud, the Company, “we”, “us” and “our” in this prospectus refer to Loudcloud, Inc. and its subsidiaries unless the context requires otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in or incorporated by reference in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended January 31, 2002, as amended on June 20, 2002, our Quarterly Report on Form 10-Q for the period ended April 30, 2002 and our Proxy Statement filed on June 20, 2002 in connection with the sale of our managed services business, described below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

On June 14, 2002, we entered into a definitive asset purchase agreement with Electronic Data Systems Corporation, EDS Information Services, L.L.C., and EDS Resource Management Corporation (collectively referred to as “EDS”) pursuant to which we agreed to sell and transfer and EDS agreed to purchase and acquire the assets of our managed services business for $63,500,000 in cash plus the assumption of certain liabilities associated with the managed services business. Completion of the transaction is subject to customary closing conditions, including approval by our stockholders and regulatory approvals.

On June 14, 2002, we entered into an Opsware License Agreement with EDS pursuant to which we granted a license to our Opsware automation software to EDS for a period of three years in exchange for minimum commitments of $52,000,000 by EDS. Concurrently with the execution of the Opsware License Agreement, we and EDS entered into an Opsware Maintenance Agreement in support of the license of our Opsware automation software. We must develop specified features and functionality under the Opsware License Agreement. The license and maintenance agreements will be effective as of the closing of the sale of our managed services business.

On June 14, 2002, we exercised an option to repurchase certain notes held by Morgan Stanley & Co. Incorporated for total consideration of $45,000,000, consisting of $42,000,000 in cash and the issuance of 2,046,385 shares of our common stock, valued at $3 million. All of the notes representing our outstanding debt were cancelled in connection with this transaction.

On June 17, 2002, we announced that we will change our name and brand identity to Opsware Inc. Completion of the name change is subject to the approval by our stockholders.

On June 17, 2002, we implemented a restructuring program which included a worldwide workforce reduction of approximately 120 employees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC’s World Wide Web site at www.sec.gov. Reports and other information regarding our Nasdaq listing may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, DC 20006 or over the Internet at Nasdaq’s website at http.//www.nasdaq.com.

We have filed a registration statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”) with respect to our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.

The SEC allows us to “incorporate by reference” the information we have previously filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

(a) Our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, as amended on June 20, 2002.

(b) Our Quarterly Report on Form 10-Q for the period ended April 30, 2002.

(c) Current Report on Form 8-K filed on June 17, 2002.

(d) Proxy Statement for our special meeting of stockholders to be held on             , 2002.

(e) Proxy Statement for our annual meeting of stockholders to be held on June 25, 2002.

(f) The description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on September 26, 2000, including any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing, calling or e-mailing us at the following address:

Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
Attention: Investor Relations
(408) 744-7300

RISK FACTORS

You should carefully consider the risk factors described below as well as other information provided to you in this document before deciding to purchase our common stock. The risk factors described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the risks discussed below come to fruition, our business, financial condition or results of operations could be materially and adversely affected, and the value of our common stock could decline.

Risks Relating to the Proposal to Sell Our Managed Services Business

If we fail to complete the sale of our Managed Services Business, we will need to raise additional capital and failure to raise additional capital would create substantial doubt as to our ability to continue as a going concern.

We cannot assure you that the sale of our Managed Services Business will be completed. If we fail to complete the sale of our Managed Services Business, we will need to raise additional funds. Additional financing may not be available on terms that are acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to finance our operations would be significantly limited. We have incurred significant expenses and made certain cash payments, including a cash payment of $42.0 million in connection with the repurchase of our Senior Discount Notes, in anticipation of closing the sale of our Managed Services Business, the cumulative effect of which have been to reduce substantially our available cash resources. As a result of our announcement of the sale of our Managed Services Business, we may be unable to enter into material additional customer service agreements with respect to our Managed Services Business. As a result of the factors described above, the risk of failure to complete the sale of our Managed Services Business in a timely manner or at all, and in that event, failure to raise additional capital would create substantial doubt about our ability to continue as a going concern.

Selling our Managed Services Business will constitute a sale of substantially all of our assets.

Pursuant to the asset purchase agreement, we plan to sell all of the assets related to our Managed Services Business to EDS. For the year ended January 31, 2002, our Managed Services Business accounted for approximately 95% of our revenues. Upon consummation of the sale of our Managed Services Business, all of our revenues will be generated by our Software Business. We have very limited experience in licensing our software, and we cannot provide any assurance that our software will achieve market acceptance. If we are not successful in operating and growing our Software Business, our business, results of operations and financial condition will be adversely affected.

The purchase price for our Managed Services Business is subject to adjustment, and we may receive less proceeds than we expect.

Under the asset purchase agreement, the purchase price may be reduced by up to $10 million if the contractual revenue we deliver to EDS is less than a certain amount. In addition, the purchase price may be adjusted based upon the final determination of the total net assets of the Managed Services Business transferred at closing, and EDS will withhold $3 million of the purchase price for up to approximately five months pending this determination. To the extent the purchase price is reduced under these provisions, we will have less cash available to operate the Software Business, and we may be required to seek additional financing. Such financing may not be available on acceptable terms, if at all.

The asset purchase agreement will expose us to contingent liabilities.

Under the asset purchase agreement, we have retained various liabilities relating to the Managed Services Business and have agreed to indemnify EDS for any breach or default of our representations and warranties contained in the asset purchase agreement and for other matters, including all liabilities retained by us under that agreement, subject to certain limitations. For example, an indemnification claim by EDS might result if we breach or default on any of our representations about the assets comprising our Managed Services Business. If any claim is made by EDS, we may be required to expend significant cash resources in defense and settlement of the claim.

Management could spend or invest the proceeds from the sale of our Managed Services Business in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the sale of our Managed Services Business in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because our Software Business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. If we change our business focus we may face risks that are different from the risks currently associated with our Software Business.

Risk Factors Relating to Our Company if our Managed Services Business is Sold

We have limited experience operating our Software Business and our business model is new and unproven, which makes it difficult to evaluate our future prospects.

If the sale of our Managed Services Business is completed, our business model will shift from providing managed Internet services to licensing our Opsware technology. Due to our limited experience operating our Software Business, we have limited ability to forecast future demand for our products and limited financial data upon which you may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. Some of these risks relate to our potential inability to:

•	sign contracts with and deploy a sufficient number of customers, particularly in light of current unfavorable economic conditions;

•	provide high levels of software support;

•	develop new service or product offerings to extend the functionality of our existing technology;

•	extend our Opsware technology to support a wide range of hardware and software to meet the needs of a large range of customers;

•	develop a direct sales channel to sell our Opsware technology;

•	develop additional strategic partnerships to facilitate our ability to market and sell our Opsware technology;

•	develop modules that permit our Opsware technology to be integrated with the variety of existing management systems that customers may already have deployed; and

•	establish awareness of our brand.

We may not successfully address these risks. If we do not successfully address these risks, we may not realize sufficient revenue or net income to reach or sustain profitability.

Our financial results may fluctuate significantly, which could cause our stock price to decline.

Our revenue and operating results could vary significantly from period to period. These fluctuations could cause our stock price to fluctuate significantly or decline. Important factors that could cause our quarterly and annual results to fluctuate materially include:

•	our ability to obtain new customers and retain existing customers;

•	the timing of signing contracts with new and existing customers;

•	the timing and magnitude of operating expenses and capital expenditures;

•	costs related to the various third-party technologies we may incorporate into our technology and services;

•	changes in our pricing policies or those of our competitors;

•	any downturn in our customers’ and potential customers’ businesses;

•	the timing of product releases or upgrades by us or by our competitors; and

•	changes in the mix of revenue attributable to higher-margin software products as opposed to substantially lower-margin services.

We expect that a majority of our software revenue in any quarter will depend on orders booked and shipped in the last month, weeks or days of that quarter. If an order does not occur or is deferred, our revenue in that quarter could be substantially reduced, and we may be unable to proportionately reduce our operating expenses during a quarter in which this occurs. Our current and future levels of operating expenses and capital expenditures are based to an extent on our growth plans and estimates of future contract signings and revenue. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected contract signings or revenue shortfall, and any significant shortfall in contract signings or revenue relative to planned expenditures could negatively impact our business and results of operations.

Due to these and other factors, period-to-period comparisons of our operating results may not be meaningful. You should not rely on our results for any one period as an indication of our future performance. In future periods, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

Our operating results will be highly dependent upon our relationship with EDS and any deterioration of our relationship with EDS could adversely affect the success of our Software Business.

We expect that our operating results will be largely dependent on our relationship with EDS for the foreseeable future. In addition, we are obligated to develop specified features and functionality under our agreements with EDS. If the health of our relationship with EDS were to deteriorate or if we are unable to deliver the specified features and functionality, our business and results of operations would be adversely affected.

Our license agreement with EDS is for an initial term of three years and we cannot predict whether EDS will extend the license beyond three years. Whether or not EDS continues to license our software will depend, in large part, on its level of customer satisfaction. If EDS does not renew its license, our operating results will be adversely affected. In addition, if EDS does not renew its license, this may negatively impact our reputation and our ability to license our Opsware technology to customers more broadly.

As we redeploy our assets, we may continue to incur significant operating losses and negative cash flow, and we may never be profitable.

We will have to spend significant funds to continue developing our software products and refocus our operations, research and development and sales and marketing organizations to fit the needs of our Software

Business. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of April 30, 2002, we had an accumulated deficit of $480.0 million, which includes approximately $195.5 million related to non-cash deferred stock compensation. In addition, in connection with the sale of the Managed Services Business, we are undertaking a significant restructuring of our business, resulting in expected charges in future periods. We expect to continue to experience operating losses through at least the first several quarters following closing.

To achieve operating profitability, we will need to establish a customer base for our software and decrease our costs per customer. We may not be able to increase our revenue or increase our operating efficiencies in this manner. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect, our operating results will suffer. Consequently, it is possible that we will not achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

If we do not develop and expand our direct sales organizations, we will have difficulty acquiring and retaining customers.

Our products require a sophisticated sales effort targeted at a limited number of key people within our prospective customers’ organizations. Because the market for our technology and services is new, many prospective customers are unfamiliar with the products and services we offer. As a result, our sales effort requires highly trained sales personnel. We may need to expand our sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenue. We are in the process of developing our direct sales force, and we may require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire these individuals, they require extensive training. If we decide to and are unable to expand our direct sales force and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our products, which may prevent us from growing our revenue and achieving and maintaining profitability.

If we do not develop our distribution channels, we will have to rely more heavily on our direct sales force to develop our business, which could limit our ability to increase revenue and grow our business.

Our ability to sell our products will be impaired if we fail to develop our distribution channels. We expect to establish multiple indirect marketing channels to increase the number of customers licensing our products. Moreover, our channel partners must market our products effectively and be qualified to provide timely and cost-effective customer support and service, which requires us to provide proper training and technical support. If our channel partners do not effectively market and sell our products or choose to place greater emphasis on products offered by our competitors, our ability to grow our business and sell our products will be negatively affected.

If we do not develop and maintain productive relationships with systems integrators, our ability to generate sales leads and increase our revenue sources will be limited.

We expect to develop and rely on additional relationships with a number of computing and systems integration firms to enhance our sales, support, service and marketing efforts, particularly with respect to the implementation and support of our products, as well as to help generate sales leads and assist in the sales process. Many such firms have similar, and often more established, relationships with our competitors. These systems integrators may not be able to provide the level and quality of service required to meet the needs of our customers. If we are unable to develop and maintain effective relationships with systems integrators, or if they fail to meet the needs of our customers, our business could be harmed.

The market for our services is competitive and we may not have the resources required to compete effectively.

The market for our automation technology is relatively new and therefore subject to rapid and significant change. While we believe our technology is superior to that of our competitors, we cannot assure you of the success of our strategy going forward. Our competitors may succeed in developing technologies and products that are more effective than our software, which could render our products obsolete and noncompetitive. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. As a result, many of our competitors may be able to develop and expand their technology offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their technology and adopt more aggressive pricing policies than we can.

Furthermore, because many of our current competitors have pre-existing relationships with our current and potential customers, we might not be able to achieve sufficient market penetration to achieve or sustain profitability. These existing relationships can also make it difficult for us to obtain additional customers due to the substantial investment that these potential customers might have already made based on our competitors’ technology. Furthermore, our competitors may be able to devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships.

Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, any of which may increase our competitors’ ability to address customer needs with their product offerings. Our competitors may consolidate with one another, or acquire other technology providers, enabling them to more effectively compete with us. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully and harm our business.

Because our success depends on our proprietary technology, if third parties infringe our intellectual property, we may be forced to expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology. We currently rely on a combination of copyright, trademark, trade secret and other laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection, and our means of protecting our proprietary rights may not be adequate.

Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property, our competitive position may suffer.

We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we are able to ascertain any such infringement. In addition, competitors may design around our proprietary technology or develop competing technologies. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources, including the attention of senior management.

Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. Intellectual property litigation or claims could force us to do one or more of the following:

•	pay costly damages;

•	stop licensing technologies that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; and

•	redesign our technology and products and services if feasible.

If we are forced to take any of the foregoing actions, our business may be seriously harmed. In addition, any of these could have the effect of increasing our costs and reducing our revenue. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

Our business will suffer if we do not enhance or introduce new products, services and upgrades to meet changing customer requirements.

The market for our automation technology is characterized by rapid technological change, uncertain product life cycles, changes in customer demands and evolving industry standards. Any delays in responding to these changes and developing and releasing enhanced or new products, services and upgrades could hinder our ability to retain existing and obtain new customers. In particular, our technology is designed to support a variety of hardware, software and networking products that we believe to be proven and among the most widely used. We cannot be certain, however, that present and future customers will continue to use these products. Even if they do, new versions of these products are likely to be released and we will need to adapt our technology to these new versions. We must, therefore, constantly modify and enhance our technology to keep pace with changes made to our customers’ hardware and software configurations and network infrastructures. If we fail to promptly modify or enhance our technology in response to evolving customer needs and demands, fail to introduce new products and upgrades or fail to fully develop our new product offerings, our technology may not achieve widespread acceptance and could become obsolete, which would significantly harm our business.

As we introduce new services or technologies into existing customer architectures, we may experience performance problems associated with incompatibility among different versions of hardware, software and networking products. To the extent that such problems occur, we may face adverse publicity, loss of sales, delay in market acceptance of our services or customer claims against us, any of which could harm our business.

The information technology automation software market is relatively new, and our business will suffer if the market does not develop as we expect.

The market for our automation technology is relatively new and may not grow or be sustainable. Potential customers may choose not to purchase automation software from a third-party provider due to concerns about security, reliability, cost or system compatibility. It is possible that our services may never achieve broad market acceptance. In addition, we have not yet sold or deployed our software on the scale that is anticipated in the future. We will incur operating expenses based to an extent on anticipated revenue trends that are difficult to predict given the recent emergence of the information technology automation software market. If this market does not develop, or develops more slowly than we expect, we may not achieve significant market acceptance for our software, our rate of revenue growth may decline and our operating results may suffer.

Sales efforts involving large enterprises and traditional businesses involve lengthy sales and deployment cycles, which may cause our financial results to suffer.

We intend to focus our sales efforts on enterprise businesses, government agencies, large system integrators and global 2000 companies. Sales to large enterprises generally have a long sales cycle and the length of this sales cycle has increased in response to current economic conditions. The length of the average sales cycle could make it more difficult for us to predict revenue and plan expenditures accordingly. The sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and internal acceptance procedures;

•	concerns about the introduction or announcement of our competitors’ new products; and

•	potential downturns in the IT market and in economic conditions generally.

In addition, the time it takes to deploy our software with these accounts may be longer than a non-enterprise customer, which may delay our ability to recognize revenue from sales to these accounts.

We rely on third-party software to develop and deliver our product to our customers, and the loss of access to this software could harm our business.

As part of our normal operations in connection with the development and delivery of our software, we license software from third party commercial vendors. These products may not continue to be available on commercially reasonable terms, or at all. The loss of these products could result in delays in the sale of our software until equivalent technology, if available, is identified, procured and integrated, and these delays could result in lost revenue. Further, to the extent that we incorporate these products into our software and the vendors from whom we purchase these products increase their prices, our gross margins could be negatively impacted.

Defects in our products or claims asserted against us could result in decreases in customers and revenue, unexpected expenses and loss of competitive market share.

Our products depend on complex software, both internally developed and licensed from third parties. Also, our customers may use our products with other companies’ products that also contain complex software. If our software does not meet performance requirements, our customer relationships will suffer. Complex software often contains errors. Any failure or poor performance of our software or the third party software with which it is integrated could result in:

•	delayed market acceptance of our software products;

•	delays in product shipments;

•	unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

•	damage to our reputation; and

•	product liability claims.

Our agreements with EDS contain provisions designed to limit exposure to potential product liability claims. For example, these agreements provide that we shall not be liable for indirect or consequential damages caused by the failure of our products. We expect to include similar liability limitations in our customer contracts generally. However, such limitation of liability provisions may not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions or similar limitations of liability as unenforceable. If any claim is made against us, we may be required to expend significant cash resources in defense and settlement of the claim.

We may require additional capital to fund our operations, and we may be unable to obtain additional financing.

If our licensing revenues do not meet our expectations, if we encounter unforeseen expenses or if our business plan changes, we may not be fully-funded through cash flow breakeven and may require additional debt or equity financing. Moreover, if existing or potential customers perceive that we are not fully-funded or that our cash balances are otherwise inadequate to support our operations, they may choose not to continue licensing our software. If we need to raise additional capital in the future, we cannot be sure that we will be able to secure additional financing on acceptable terms, or at all. Additionally, holders of any future debt instruments or preferred stock may have rights senior to those of the holders of our common stock, and any future issuance of common stock would result in dilution of existing stockholders’ equity interests. Any debt financing we raise could involve substantial restrictions on our ability to conduct the Software Business and to take advantage of new opportunities. If we are unable to obtain additional financing on acceptable terms or at all, our business and financial results may suffer.

Our revenue and operating results will be highly dependent upon our ability to provide high levels of customer satisfaction.

We intend to provide technical support to our customers subject to contracts that are renewable annually. Our customers’ willingness to renew their technical support agreements will depend in large part on our ability to provide high levels of customer satisfaction. Our inability to do so may cause customers not to renew their technical support agreements, which could have a material adverse impact on our revenue and operating results.

The rates we charge for our Opsware automation software may decline over time, which would reduce our revenue and adversely affect our financial results.

As our business model gains acceptance and attracts the attention of additional competitors, we may experience pressure to decrease the fees we charge for our Opsware automation software, which could adversely affect our revenue and our gross margin. If we are unable to sell our software at acceptable prices, or if we fail to offer additional products with sufficient profit margins, our revenue growth could slow, our margins may not improve and our business and financial results could suffer.

If we are unable to retain our executive officers and key personnel, we may not be able to successfully manage our business or achieve our objectives.

Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, in particular, Marc Andreessen, our Chairman, Benjamin Horowitz, our President and Chief Executive Officer or Timothy Howes, our Chief Technical Officer and Executive Vice President of Development, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

Our business will suffer if we are unable to retain our highly qualified employees.

Our future success depends on our ability to retain our highly qualified technical, sales and managerial personnel. In June 2002, we instituted a restructuring program which resulted in a workforce reduction of approximately 120 employees. As a result, employee morale may have suffered, and it may be more difficult to retain our highly qualified employees or recruit new employees. Our failure to retain our qualified personnel could seriously disrupt our operations and increase our costs by forcing us to use more expensive outside consultants and reduce the rate at which we can increase revenue. If our customer base and revenue grow, we may need to hire additional qualified personnel. Competition for qualified personnel can be intense, and we may not be able to attract, train, integrate or retain a sufficient number of qualified personnel if we need to do so in the future.

Important components of the compensation of our personnel are stock options and restricted stock, which typically vest over a four-year period. We may face significant challenges in retaining our employees if the value of our stock declines. To retain our employees, we expect to continue to grant new options subject to vesting schedules, which will be dilutive to our stockholders. A large number of our employees hold options at higher exercise prices than the price at which our common stock is currently trading. If our stock price does not increase in the future, we may need to exchange options for new options, issue new options or grant additional shares of stock in the future to motivate and retain our employees. To the extent we issue additional options or shares of stock, existing shareholders will be diluted.

Our stock price has been volatile and could decline substantially.

The market price of our common stock has fluctuated significantly in the past, will likely continue to fluctuate in the future and may decline. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. In addition, as an early stage company, small delays in contract signings, installations or revenue could result in material variations in our quarterly results and quarter-to-quarter growth in the foreseeable future. This could result in greater volatility in our stock price.

Among the factors that could affect our stock price are:

•	variations in our quarter-to-quarter operating results;

•	announcements by us or our competitors of significant contracts, new or enhanced products or services, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	our sale of common stock or other securities in the future;

•	changes in economic and capital market conditions for companies in our sector;

•	changes in the enterprise software and Internet operations markets;

•	changes in market valuations or earnings of our competitors;

•	changes in business or regulatory conditions;

•	the trading volume of our common stock; and

•	the occurrence of any of the adverse events discussed elsewhere in these Risk Factors.

We are a defendant in class action lawsuits in which the plaintiffs claim that we and certain of our officers, directors and underwriters of our initial public offering violated federal securities laws.

We are currently defending a consolidated securities class action lawsuit related to our initial public offering. Beginning in August 2001, multiple lawsuits were filed in the U.S. District Courts for the Southern District of New York and the Northern District of California, claiming that we, certain of our officers, directors and the underwriters of our initial public offering violated federal securities laws by providing materially false and misleading information in our prospectus. These lawsuits were brought as a class action on behalf of all purchasers of our common stock from March 8, 2001 to May 1, 2001 and seek damages in unspecified amounts. Recently, these lawsuits were all consolidated in the Northern District of California. We strongly deny these allegations and will defend ourselves vigorously; however, the outcome of litigation is inherently uncertain, and there can be no assurance that we will not be materially affected. In addition, we anticipate that we will incur ongoing litigation expenses in connection with this consolidated lawsuit.

Insiders have substantial control over us and this could delay or prevent a change in control and may negatively affect your investment.

As of May 31, 2002, our executive officers, directors and their affiliates beneficially own, in the aggregate, approximately 43% of our outstanding common stock. These stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, the interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so would be beneficial to our stockholders. For example, our board of directors might reject a takeover bid otherwise favored by a majority of our stockholders. These provisions include:

•
classifying our board of directors into three groups so that the directors in each group will serve staggered three-year terms, which would make it difficult for a potential acquirer to gain control of our board of directors;

•	authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

•	prohibiting stockholder action by written consent; and

•	limitations on stockholders’ ability to call special stockholder meetings.

Substantial sales of our common stock could depress our stock price.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. As of May 31, 2002, we have 76,267,477 shares of common stock outstanding. If we consummate the acquisition of Frontera Corporation, we will be obligated to issue shares of common stock equal to the final purchase price, which is currently expected to be approximately 4,988,000 shares. In addition, in connection with the repurchase of our Senior Discount Notes, we issued 2,046,385 shares of our common stock. Accordingly, a substantial number of shares of our common stock could be sold into the market and could depress our stock price. Approximately 15 million of our outstanding shares continue to be held by venture capital firms that have not yet distributed their shares to their limited partners. If these venture capital firms were to distribute their shares to their limited partners, the subsequent sale of shares by those limited partners could depress our stock price.

There is no plan to distribute any of the proceeds of the sale of our Managed Services Business to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our Managed Services Business to our stockholders. Currently, we intend to use the proceeds from the sale to fund working capital requirements of our Software Business.

Recent unfavorable economic conditions and reductions in IT spending could limit our ability to grow our business.

Our business and operating results are subject to the effects of changes in general economic conditions. There has been a rapid and severe downturn in the worldwide economy during the past 18 months. We expect this downturn to continue, but are uncertain as to its future severity and duration. This uncertainty has increased because of the potential long-term impact of terrorist attacks, such as the attacks on the United States on September 11, 2001, and the resulting military actions against terrorism. In the future, fears of global recession, war and additional acts of terrorism in the aftermath of the September 11, 2001 attack may continue to impact global economies negatively. We believe that these conditions, as well as the decline in worldwide economic conditions, have led to reduced IT spending. If these conditions worsen, demand for our products and services may be reduced as a result of even further reduced spending on IT products such as ours.

Future changes in accounting standards, particularly changes affecting revenue recognition, could cause unexpected revenue fluctuations.

Future changes in accounting standards, particularly those affecting revenue recognition, could require us to change our accounting policies. These changes could cause deferral of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, each of which could cause variances in meeting securities analysts and investors’ expectations. Any of these variances could cause a decline in our stock price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the selling stockholder, as described below. See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

The selling stockholder listed below has acquired the shares pursuant to an Option Agreement between Morgan Stanley & Co. Incorporated and Loudcloud, Inc. dated June 12, 2002.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder, the number of our shares that the selling stockholder beneficially owns as of such date, the number of our shares owned by selling stockholder that may be offered for sale from time to time by this prospectus, and the number of our shares to be held by such selling stockholder assuming the sale of all of the shares offered hereby. In addition to acquiring the shares as described above, the selling stockholder acted as a joint book-running manager for our initial public offering, has provided general investment banking advice and has been the holder of certain of our notes and warrants.

We have agreed to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the ten-month anniversary of the date this registration statement is declared effective or the first date on which the shares can be sold pursuant to Rule 144 of the Securities Act. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Loudcloud Stock(1)(2)	Shares Offered	Shares Owned After Offering (1)(3)	Percent of Outstanding Loudcloud Stock (1)(2)(3)
Morgan Stanley & Co. Incorporated	2,046,385	2.7%	2,046,385	—	—

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2)	Based on the number of shares of Loudcloud common stock outstanding as of May 31, 2002.

(3)	Assumes the sale of all shares offered hereby.

PLAN OF DISTRIBUTION

On June 12, 2002, we entered into an Option Agreement with Morgan Stanley & Co. Incorporated, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. The registration statement has been filed pursuant to the Option Agreement to which Morgan Stanley & Co. Incorporated is a party.

The selling stockholder, or any assignee or successor, may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the shares by one or more of the following methods:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

(c)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)	privately negotiated transactions;

(e)	short sales;

(f)	through option or derivatives transactions; and

(g)	any combination of any of these methods of sale.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the shares that qualify in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

Any dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers.

We have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

In offering the shares, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

We cannot assure you that the selling stockholder will sell any or all of the shares offered hereby.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The consolidated financial statements of Loudcloud, Inc. incorporated by reference to Loudcloud Inc.’s Annual Report (Form 10-K/A) for the year ended January 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 13 to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$2,760
Legal fees and expenses	$5,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$2,240

Total	$15,000

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article 10 of the Registrant’s Amended Certificate of Incorporation and Article 6 of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the Securities laws.

Item 16.    Exhibits.

2.1	*
Asset Purchase Agreement dated as of June 14, 2002 between Loudcloud, Inc., Loudcloud UK, Ltd., Electronic Data Systems Corporation, EDS Information Services, L.L.C. and EDS Resource Management Corporation.

4.1		Option Agreement between Morgan Stanley & Co. Incorporated and Loudcloud Inc. dated June 12, 2002.

5.1		Opinion of Davis Polk & Wardwell.

10.1	†	Opsware License Agreement dated June 14, 2002 between Loudcloud, Inc. and Electronic Data Systems.

23.1		Consent of Ernst & Young LLP, Independent Auditors.

23.2		Consent of Counsel (included in Exhibit 5.1).

24.1		Power of Attorney (included on page II-3).

*	Incorporated herein by reference to Loudcloud, Inc.’s Proxy Statement filed on June 20, 2002.
†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the SEC.

Item 17.    Undertakings.

A.    Undertaking Pursuant to Rule 415

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B.    Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Undertaking in Respect of Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 24th day of June, 2002.

LOUDCLOUD, INC.

By	/s/ RODERICK M. SHERWOOD III
Name: Roderick M. Sherwood III Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jordan J. Breslow and Benjamin A. Horowitz, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S–3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 24th day of June, 2002 in the capacities indicated.

Signature	Title

/s/ BENJAMIN A. HOROWITZ	President, Chief Executive officer Director (principal executive officer)

Benjamin A. Horowitz

/s/ RODERICK M. SHERWOOD III	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

Roderick M. Sherwood III

/s/ MARC L. ANDREESSEN	Chairman of the Board of Directors

Marc L. Andreessen

/s/ WILLIAM V. CAMPBELL	Director

William V. Campbell

/s/ MICHAEL S. OVITZ	Director

Michael S. Ovitz

/s/ ANDREW S. RACHLEFF	Director

Andrew S. Rachleff

INDEX TO EXHIBITS

Exhibit Number	Description
2.1*
Asset Purchase Agreement dated as of June 14, 2002 between Loudcloud, Inc., Loudcloud UK, Ltd., Electronic Data Systems Corporation, EDS Information Services, L.L.C. and EDS Resource Management Corporation.

4.1	Option Agreement between Morgan Stanley & Co. Incorporated and Loudcloud Inc. dated June 12, 2002.

5.1	Opinion of Davis Polk & Wardwell.

10.1†	Opsware License Agreement dated June 14, 2002 between Loudcloud, Inc. and Electronic Data Systems.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-3).

*	Incorporated herein by reference to Loudcloud, Inc.’s Proxy Statement filed on June 20, 2002.
†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the SEC.